EXHIBIT 99.1

Aptose Clinical Data to be Presented at the 2022 ASH Annual Meeting

Data for Tuspetinib (HM43239) and Luxeptinib Accepted for Poster Presentation

SAN DIEGO and TORONTO, Nov. 03, 2022 (GLOBE NEWSWIRE) -- Aptose Biosciences Inc. (“Aptose”) (NASDAQ: APTO, TSX: APS), a clinical-stage company developing highly differentiated therapeutics targeting the underlying mechanisms of cancer, today announced that clinical data for tuspetinib (formerly HM43239), a myeloid kinome inhibitor, and luxeptinib, a dual lymphoid and myeloid inhibitor, have been accepted for poster presentations at the 64th American Society of Hematology (ASH) Annual Meeting and Exposition, being held Saturday, December 10 – Monday, December 13, 2022 in New Orleans, LA and virtually.

The abstracts accepted for presentation are listed below and can be viewed online at the ASH conference website. Note that the actual presentations will include more recent updates and additional data not found in the abstracts. Aptose will hold a Clinical Update webcast during the ASH timeframe to provide up-to-date data. Details will be forthcoming.

Poster Presentation Details

Publication Number 2758: A Phase 1/2 Dose Escalation Study of the Myeloid Kinase Inhibitor HM43239 in Patients with Relapsed or Refractory Acute Myeloid Leukemia
Session Name: 616. Acute Myeloid Leukemias: Investigational Therapies, Excluding Transplantation and Cellular Immunotherapies: Poster II
Session Date & Time: Sunday, December 11, 2022, 6:00 – 8:00 PM ET
Location: Ernest N. Morial Convention Center, Hall D

Publication Number 2767: A Phase 1a/b Dose Escalation Study of the FLT3/BTK Inhibitor Luxeptinib (CG-806) in Patients with Relapsed or Refractory Acute Myeloid Leukemia
Session Name: 616. Acute Myeloid Leukemias: Investigational Therapies, Excluding Transplantation and Cellular Immunotherapies: Poster II
Session Date & Time: Sunday, December 11, 2022, 6:00 – 8:00 PM ET
Location: Ernest N. Morial Convention Center, Hall D

Publication Number 2893: A Phase 1a/b Dose Escalation Study of the BTK/FLT3 Inhibitor Luxeptinib in Patients with Relapsed or Refractory B-Cell Malignancies
Session Name: 623. Mantle Cell, Follicular, and Other Indolent B Cell Lymphomas: Clinical and Epidemiological: Poster II
Session Date & Time: Sunday, December 11, 2022, 6:00 – 8:00 PM ET
Location: Ernest N. Morial Convention Center, Hall D

The poster abstracts also will be published in the November supplemental issue of Blood, an ASH journal, available online.

About Aptose

Aptose Biosciences is a clinical-stage biotechnology company committed to developing precision medicines addressing unmet medical needs in oncology, with an initial focus on hematology. The Company's small molecule cancer therapeutics pipeline includes products designed to provide single agent efficacy and to enhance the efficacy of other anti-cancer therapies and regimens without overlapping toxicities. The Company has two clinical-stage oral kinase inhibitors under development for hematologic malignancies: tuspetinib (formerly HM43239), an oral, myeloid kinase inhibitor in an international Phase 1/2 trial in patients with relapsed or refractory acute myeloid leukemia (AML); and luxeptinib, an oral, dual lymphoid and myeloid kinase inhibitor in Phase 1 a/b stage development for the treatment of patients with relapsed or refractory hematologic malignancies. For more information, please visit www.aptose.com.

For further information, please contact:

Aptose Biosciences Inc.	LifeSci Advisors, LLC
Susan Pietropaolo	Dan Ferry, Managing Director
201-923-2049	617-535-7746
spietropaolo@aptose.com	Daniel@LifeSciAdvisors.com